Exhibit (a)(61)

THE GLENMEDE FUND, INC.

ARTICLES OF AMENDMENT

The Glenmede Fund, Inc., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended to provide that, immediately upon the Effective Time (as defined below), every 10 shares of the series of common stock, $0.001 par value per share (the “Common Stock”), of the Corporation designated as the Global Secured Options Portfolio (the “Portfolio”), that were issued and outstanding immediately before the Effective Time shall be combined into one issued and outstanding share of Common Stock of the Portfolio, $0.010 par value per share.

SECOND: The amendment to the charter of the Corporation as set forth in Article FIRST above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by the Maryland General Corporation Law (the “MGCL”). Pursuant to Section 2-309(e)(2) of the MGCL, no stockholder approval was required.

THIRD: The charter of the Corporation is hereby further amended, effective immediately after the Effective Time, to decrease the par value of the shares of the Portfolio issued and outstanding immediately after the Effective Time to $0.001 per share.

FOURTH: The amendment to the charter of the Corporation as set forth in Article THIRD above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law. The amendment set forth in Article THIRD above is limited to a change expressly authorized by Section 2-605(a)(2) of the MGCL to be made without action by the stockholders of the Corporation.

FIFTH: These Articles of Amendment shall become effective at 4:01 p.m. on March 13, 2020 (the “Effective Time”).

SIXTH: The undersigned officer acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its President and attested to by its Secretary on this 10th day of March, 2020.

ATTEST:	THE GLENMEDE FUND, INC.

/s/ Michael P. Malloy	/s/ Kent E. Weaver
Michael P. Malloy	Kent E. Weaver
Secretary	President